Exhibit 4.19

Dispatch of Labor Contract

Party A: Fujian Haiyi International Ship Service Agency Co., Ltd.

Party B: Fujian Xing Gang Port Service Co., Ltd.

According to the principle of equality and mutual benefit, the parties reached the following terms after consultation about Party A sends related working personnel to Party B’s Xing Gang Jun 6 Dredger ship for dredging projects.

Section I General

I.	For purposes of this contract, personnel means the personnel sent from Party A to Party B related to dredging projects, the working personnel list as attached.
II.	After the consultation between both parties, the monthly fee for service dispatching is RMB ¥71,100.00. Party B shall pay the amount to Party A at the end of each quarter. If the period is less than one month, it will be calculated as a month. The service dispatching fee includes Party A's personnel salary, welfare funds, insurance premium (including but not limited to endowment insurance, medical insurance, injury insurance, birth insurance and housing accumulation fund, the commercial insurance), bonuses and other fees.
III.	Contract Deadline

This contract will be effective on April 21, 2011 and terminated on April 20, 2014.

Section II Party A’s obligations and rights

IV.  Party A’s obligations

1.	According to the contract，all personnel must abide by the state laws, regulations and rules, all personnel must abide by the rules and regulations of the Party B, and they must keep business secrets, protect the rights and interests for Party B.
2.	Make sure to send personnel have post qualifications, skills, and complete a valid qualification certificate, including but not limited to crew service instruction and professional training certificate.
3.	Party B shall send the written notice about the aboard time and place to Party A upon three working days, Party A shall ensure that all personnel to Party B registries in the time.
4.	Party A shall not command or exchange any personnel sent by Party B.
5.	Party A should pay the personnel salary, bonuses, insurance premium includes but not limited to endowment insurance, medical insurance, injury insurance, birth insurance, housing accumulation fund and the commercial insurance

V.    Party A’s rights

1.	According to the contract, Party A shall have the right to charge labor dispatching costs.
2.	In the terms of the contract, Party A has the right to terminate the relationship if and only if Party A sends Party B a written notice upon 30 days:
1)	Party B violates the state laws and regulations and this contact.
2)	Party B damages dispatch personnel legitimate rights and interests.
3)	Party B refuses to pay Labor dispatch costs for at least one month.

Section III Party B’s obligations and rights

VI.  Party B’s rights

1.	Party B shall have the right to send personnel to examine Party B.
2.	Party B shall have the right to require the dispatched personnel to abide by the state laws and regulations, policies and arrangement of operation.
3.	Within the period of this contract, in the following circumstances, Party B has the right to send back all personnel to Party A:
1)	Violation of Party B's working discipline or regulation
2)	The personnel’s negligence of duties causes damage to the interests of Party B
3)	Violation of laws and regulations
4)	If Party A’s personnel are seriously sick or cannot engage in the work originally assigned by Party B, Party B should arrange other work for the personnel.

If the personnel violate Party B's legal rules and regulations, Party B can send written notice to Party A, and Party A will send replacement staff to Party B.

4.	If Party A violates any terms in this contract, Party B has the right to send Party A a written opinion. Within 10 working days of the written opinion, Party A must reply in written form.

VII.        Party B’s obligations

1.	Party B should send personnel to for related training.
2.	Party B shall send personnel to provide the workplace and working conditions.
3.	Party B shall pay to send fee according to the contract.
4.	Party B should ensure the various rights of all personnel based on labor law’s obligations and responsibilities.
5.	Party B shall not terminate dispatch personnel in medical condition.
6.	Party B should make sure dispatch personnel go through all the legal work certificates.
7.	If the office of Party B is moved to a new address, Party B should give Party A written notice upon 15 working days. If Party B changes telephone number, fax number and bank account number, Party B should give Party A written notice within 2 working days.
8.	If the personnel from Party A is injured or dies in Party B’s workplace, both parties should follow the relevant regulations of the state. Party B will handle all costs.

Section IV Controversy and arbitration

VIII.	Both parties shall settle any dispute by negotiation. If not solved, any party can prosecute to the people's court in Fuzhou City.

Section V Others

IX.	Both parties should negotiate according to relevant state laws, and formulate supplementary agreements.
X.	This contract should not be against state law.
XI.	The appendix is part of this contract and is equally valid.
XII.	This contract shall be sealed by the both parties.
XIII.	There are two copies of the contract. Both parties have one copy. They have the equal legal effect.

Signature (Seal) of Party A’s representative:
/s/
/seal/
Date: April 21, 2011

Signature (Seal) of Party B’s representative:
/s/
/seal/
Date: April 21, 2011